Free Writing Prospectus filed pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement dated May 24, 2021 to the Prospectus dated May 24, 2021

Registration Statement No. 333-256406-01

AstraZeneca Finance LLC

$1,600,000,000 0.700% Notes due 2024

$1,250,000,000 1.200% Notes due 2026

$1,250,000,000 1.750% Notes due 2028

$750,000,000 2.250% Notes due 2031

Final Term Sheets

Issuer:	AstraZeneca Finance LLC
Guarantor:	AstraZeneca PLC
Trade Date:	May 25, 2021
Settlement Date:	May 28, 2021 (T+3)
Expected Ratings:	Moody’s: A3 (negative); S&P: BBB+ (CreditWatch positive)

$1,600,000,000 0.700% Notes due 2024:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,600,000,000
Maturity Date:	May 28, 2024
Coupon:	0.700%
Benchmark Treasury:	0.250% due May 15, 2024
Benchmark Treasury Price and Yield:	99-27, 0.303%
Spread to Benchmark Treasury:	+40 basis points
Yield to Maturity:	0.703%
Price to Public:	99.991% of the Aggregate Principal Amount
Interest Payment Dates:	May 28 and November 28, commencing November 28, 2021
Gross Proceeds to Issuer:	$1,599,856,000
Underwriting Discount:	0.125% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$1,597,856,000
Redemption Provisions:
Optional Redemption:	At the option of the Issuer, from time to time, in whole or in part, as follows: (i) prior to May 28, 2022, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on May 28, 2022 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.100% and (ii) on or after May 28, 2022, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

Optional Tax Redemption:	In the event of certain tax law changes and other limited circumstances that occur, in each case, after the date of the supplement to the Prospectus dated May 24, 2021 (the “Prospectus Supplement”)) and require the Issuer to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	04636NAC7
ISIN:	US04636NAC74

$1,250,000,000 1.200% Notes due 2026:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,250,000,000
Maturity Date:	May 28, 2026
Coupon:	1.200%
Benchmark Treasury:	0.750% due April 30, 2026
Benchmark Treasury Price and Yield:	99-28, 0.776%
Spread to Benchmark Treasury:	+45 basis points
Yield to Maturity:	1.226%
Price to Public:	99.874% of the Aggregate Principal Amount
Interest Payment Dates:	May 28 and November 28, commencing November 28, 2021
Gross Proceeds to Issuer:	$1,248,425,000
Underwriting Discount:	0.225% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$1,245,612,500
Redemption Provisions:
Special Mandatory Redemption	If (i) the consummation of the Alexion Acquisition (as defined in the Prospectus Supplement) does not occur on or before March 12, 2022 or (ii) prior to such date, the Issuer notifies the Trustee that it will not pursue the consummation of the Alexion Acquisition, the Issuer will be required to redeem the notes then outstanding at a redemption price equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined in the Prospectus Supplement).
Optional Redemption:	At the option of the Issuer, from time to time, in whole or in part, as follows: (i) prior to April 28, 2026, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on April 28, 2026 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.100% and (ii) on or after April 28, 2026, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

Optional Tax Redemption:	In the event of certain tax law changes and other limited circumstances that occur, in each case, after the date of the Prospectus Supplement and require the Issuer to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	04636NAA1
ISIN:	US04636NAA19

$1,250,000,000 1.750% Notes due 2028:

Security Type:	Senior Notes
Aggregate Principal Amount:	$1,250,000,000
Maturity Date:	May 28, 2028
Coupon:	1.750%
Benchmark Treasury:	1.250% due April 30, 2028
Benchmark Treasury Price and Yield:	100-05, 1.226%
Spread to Benchmark Treasury:	+55 basis points
Yield to Maturity:	1.776%
Price to Public:	99.830% of the Aggregate Principal Amount
Interest Payment Dates:	May 28 and November 28, commencing November 28, 2021
Gross Proceeds to Issuer:	$1,247,875,000
Underwriting Discount:	0.275% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$1,244,437,500
Redemption Provisions:
Special Mandatory Redemption	If (i) the consummation of the Alexion Acquisition (as defined in the Prospectus Supplement) does not occur on or before March 12, 2022 or (ii) prior to such date, the Issuer notifies the Trustee that it will not pursue the consummation of the Alexion Acquisition, the Issuer will be required to redeem the notes then outstanding at a redemption price equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined in the Prospectus Supplement).
Optional Redemption:	At the option of the Issuer, from time to time, in whole or in part, as follows: (i) prior to March 28, 2028, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on March 28, 2028 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.100% and (ii) on or after March 28, 2028, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

Optional Tax Redemption:	In the event of certain tax law changes and other limited circumstances that occur, in each case, after the date of the Prospectus Supplement and require the Issuer to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	04636NAE3
ISIN:	US04636NAE31

$750,000,000 2.250% Notes due 2031:

Security Type:	Senior Notes
Aggregate Principal Amount:	$750,000,000
Maturity Date:	May 28, 2031
Coupon:	2.250%
Benchmark Treasury:	1.625% due May 15, 2031
Benchmark Treasury Price and Yield:	100-18, 1.564%
Spread to Benchmark Treasury:	+70 basis points
Yield to Maturity:	2.264%
Price to Public:	99.875% of the Aggregate Principal Amount
Interest Payment Dates:	May 28 and November 28, commencing November 28, 2021
Gross Proceeds to Issuer:	$749,062,500
Underwriting Discount:	0.325% of the Aggregate Principal Amount
Net Proceeds to Issuer (before expenses):	$746,625,000
Redemption Provisions:
Special Mandatory Redemption	If (i) the consummation of the Alexion Acquisition (as defined in the Prospectus Supplement) does not occur on or before March 12, 2022 or (ii) prior to such date, the Issuer notifies the Trustee that it will not pursue the consummation of the Alexion Acquisition, the Issuer will be required to redeem the notes then outstanding at a redemption price equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined in the Prospectus Supplement).
Optional Redemption:	At the option of the Issuer, from time to time, in whole or in part, as follows: (i) prior to February 28, 2031, at the redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed and (B) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming for this purpose that such series of notes matured on February 28, 2031 and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.125% and (ii) on or after February 28, 2031, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

Optional Tax Redemption:	In the event of certain tax law changes and other limited circumstances that occur, in each case, after the date of the Prospectus Supplement and require the Issuer to pay additional amounts, in whole but not in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest thereon to but excluding the redemption date.
CUSIP:	04636NAB9
ISIN:	US04636NAB91

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Barclays Capital Inc.
BNP Paribas
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
Santander Investment Securities Inc.
Skandinaviska Enskilda Banken AB (publ)
Société Générale

*****

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents incorporated by reference therein that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, by telephone at +1 (866) 471-2526 or by emailing Prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling +1 (866) 803-9204; or Morgan Stanley & Co. LLC, 180 Varick Street, New York, NY 10014, Attention: Prospectus Department, by telephone at +1 (866) 718-1649, or by email at prospectus@morganstanley.com.

It is expected that delivery of the notes will be made against payment on or about the Settlement Date, which will be the third business day following the Trade Date of the notes (such settlement being referred to as “T+3”). Trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.